Exhibit 5.1

November 13, 2025

Toro Corp.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens
3036 Limassol, Cyprus

Re:          Toro Corp.

Ladies and Gentlemen:

We have acted as counsel to Toro Corp. (the “Company”) in connection with (i) the Company’s at-the-market offering (the “Offering”) of common shares, par value $0.001 per share, having an aggregate offering price of up to $12.5 million (the “Common Shares”) and the associated preferred stock purchase rights (the “Preferred Stock Purchase Rights”) to be issued pursuant to the Shareholder Protection Rights Agreement between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (the “Rights Agreement”); (ii) the Equity Distribution Agreement, dated November 13, 2025 (the “ATM Agreement”), between the Company and Maxim Group, LLC, as agent (the “Agent”), including any amendments or supplements thereto, pursuant to which the Company may offer the Common Shares through the Agent, from time to time; (iii) the preparation of the Company’s registration statement on Form F-3 (File No. 333-275477), declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on January 10, 2024 (the “Registration Statement”); (iv) a prospectus included therein (the “Base Prospectus”) and (v) a prospectus supplement thereto dated November 13, 2025 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the ATM Agreement, (ii) the Registration Statement, (iii) the Base Prospectus, (iv) the Prospectus Supplement, and (v) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Common Shares, there will not have occurred any change in the law or the facts affecting the validity of the Common Shares.

With respect to the Common Shares, we have assumed that, as of each and every time any of the Common Shares are issued in accordance with the ATM Agreement, the Company will have a sufficient number of authorized and unissued Common Shares available for issuance under its Amended and Restated Articles of Incorporation, as then in effect.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1.	The Common Shares have been duly authorized by the Company.

2.
The Common Shares, when issued, sold and paid for as contemplated in the Prospectus and ATM Agreement, will be validly issued, fully paid and non-assessable and the Preferred Stock Purchase Rights, when issued and delivered pursuant to the Rights Agreement, will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K to be filed with the Commission on the date hereof, and to each reference to us under the heading “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.

Very truly yours,

/s/ Seward & Kissel LLP